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                                                                    EXHIBIT 99.1


                          CHANCELLOR MEDIA CORPORATION

FOR IMMEDIATE RELEASE                                          NEWS ANNOUNCEMENT

                          THOMAS P. MCMILLIN APPOINTED
                   CHIEF FINANCIAL OFFICER OF CHANCELLOR MEDIA
                   FOLLOWING RESIGNATION OF MATTHEW E. DEVINE

    - DEBORAH R. JACOBSON NAMED SENIOR VICE PRESIDENT OF INVESTOR RELATIONS -

DALLAS, Texas, January 7, 1999 - Chancellor Media Corporation (Nasdaq: AMFM) announced today the appointment of Thomas P. McMillin, 37, to the position of Chief Financial Officer. Mr. McMillin, who presently serves as Senior Vice President, will assume the CFO position from Matthew E. Devine, 50, who has resigned. Mr. Devine plans to spend more time with his family and to pursue other business interests. Chancellor also reported that Deborah R. Jacobson, 39, has been named Senior Vice President of Investor Relations.

Prior to joining Chancellor Media in September 1998, Mr. McMillin served as Executive Vice President and Chief Financial Officer of Marcus Cable, the nation's ninth largest cable company, where he was directly responsible for overseeing all of the corporate development, finance, accounting, regulatory, planning and information system functions. He joined Marcus Cable in 1994 and over a four year period, together with other members of the senior management team, grew the Company more than five-fold through acquisitions. With a customer base of more than 1.2 million, Marcus Cable was sold in 1998 to Paul G. Allen in a transaction valued at $2.775 billion. Prior to joining Marcus Cable, Mr. McMillin worked for seven years in the cable industry with Crown Media, a subsidiary of Hallmark Cards, Inc., and Cencom Cable Associates in various finance and corporate development positions. Before entering the cable industry, Mr. McMillin served for four years with Arthur Andersen & Co., certified public accountants.


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CHANCELLOR MEDIA CORPORATION, 1/7/99                                      page 2


Since September 1998, Mr. McMillin has been helping to direct the integration of Chancellor's 36,000 recently acquired outdoor advertising displays as well as assisting in the accounting and finance areas.

As Chief Financial Officer, Mr. McMillin will manage all financial and treasury functions, as well as bank and financial community relationships. He will also work closely with Chancellor's strategic development group to support the Company's goals for growth.

Commenting on the executive changes, Jeffrey A. Marcus, President and Chief Executive Officer of Chancellor Media said, "On behalf of the Company we salute Matt Devine and honor his past service and accomplishments with Chancellor and Evergreen Media and wish him well in his future endeavors. And we welcome Tom McMillin as CFO. In my years of work with him, he has effectively and successfully addressed issues similar to those faced by Chancellor today, specifically integrating the Company's tremendous multi-media asset base while reducing debt. Additionally, Tom has proven to be adept at executing initiatives which result in enhanced enterprise value."

Deborah Jacobson joins Chancellor Media from LIN Television where she served as Vice President, Corporate Development and Treasurer since 1995. At LIN, Ms. Jacobson was responsible for, among other things, all investor relations activities, developing relationships with leading media analysts and institutional investors. Prior to LIN, she was Senior Vice President and division head for the communications, entertainment and publishing lending division at the Bank of New York.

Commenting on Ms. Jacobson's appointment, Mr. Marcus said, "We are truly excited to have Deb Jacobson as a member of our management team. Deb is a proven financial executive and will add invaluable expertise to Chancellor Media."

Mr. Devine commented, "As a co-founder ten years ago of Chancellor's predecessor,


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CHANCELLOR MEDIA CORPORATION, 1/7/99                                      page 3


Evergreen Media, I am delighted to have played a key role in the rapid expansion of Evergreen and Chancellor into what will be the nation's largest radio operator. I am also proud of the operating performance and value we have been able to consistently deliver to our shareholders since our initial public offering. Chancellor Media today has an outstanding asset base and an active Board of Directors, and I am delighted to be a shareholder in the Company."

James E. de Castro, President, Chancellor Radio Group concluded, "As a close personal friend of Matt's, I am aware of the incredible effort and sacrifice he has made to Chancellor and though I will greatly miss him as a professional associate, I fully respect his decision to devote more time to his family. He inspired and guided all of us at Chancellor to achieve results which are consistently among the highest in the industry. I look forward to carrying on that tradition, as well as my long-term friendship with Matt."

Chancellor Media Corporation is a diversified media company consisting of the Chancellor Radio Group, Chancellor Outdoor Group, Katz Media (a leading media representation firm), Chancellor Marketing Group, and the planned Chancellor Television Group. Reflecting announced transactions, Chancellor Radio Group will be the nation's largest radio broadcasting entity with over 465 stations in approximately 105 markets reaching a weekly listener base of over 65 million people. Through the AMFM Radio Network, Chancellor offers syndicated programming nationwide. Internationally, Chancellor has acquired Primedia Broadcast Group, Inc. which owns and operates eight FM radio stations in Puerto Rico. Chancellor Outdoor Group is the nation's fifth largest outdoor advertising company operating over 36,000 display faces in 37 states. Chancellor's Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. Chancellor Marketing Group is a full service, sales promotion firm developing and integrating marketing programs for Fortune 1000 companies.

Upon consummation of announced transactions, in addition to radio, outdoor advertising,


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CHANCELLOR MEDIA CORPORATION, 1/7/99                                      page 4


media representation and marketing operations, Chancellor will have significant television operations. Chancellor Television Group, through ownership and local marketing agreements, will operate 13 network-affiliated television stations in 8 markets.

This news announcement contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Key risks are described in Chancellor's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the broadcasting industry generally and, accordingly, the Company's actual performance and results may vary from those stated herein and Chancellor undertakes no obligation to update the information contained herein.


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Contacts:         Chancellor Media Corporation
                  Deborah R. Jacobson
                  Senior Vice President of Investor Relations
                  214/922-8700 or 401/457-9403
                  or
                  Joseph N. Jaffoni, Stewart A. Lewack
                  Jaffoni & Collins Incorporated
                  212/835-8500 or AMFM@jcir.com